                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                         DIGITAL RIVER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                                     [LOGO]

                                                                  MARCH 23, 1999

Dear Stockholder:

    On behalf of Digital River, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders, which will begin at 3:30 p.m. on Tuesday, April 27, 1999, at the Radisson Hotel, 35 South 7th Street, Minneapolis, Minnesota. At the meeting, stockholders will be asked to (i) elect two directors to hold office until the 2002 Annual Meeting of Stockholders; (ii) to approve the Company's 1998 Stock Option Plan, as amended; and (iii) to ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the next fiscal year. The accompanying Notice and Proxy Statement describe those proposals.

    The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided or if eligible, cast your vote via the Internet in accordance with the instructions on the enclosed proxy card, whether or not you plan to attend the meeting. This will not limit your right to change your vote prior to or at the meeting.

    We appreciate your interest in the Company. To assist us in preparation for the meeting, please return your proxy card or if eligible, cast your Internet vote in accordance with the instructions on the enclosed proxy card at your earliest convenience.

                                          Very truly yours,

                                                     [SIGNATURE]

                                          JOEL A. RONNING
                                          CHIEF EXECUTIVE OFFICER

                              DIGITAL RIVER, INC.
                        9625 WEST 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1999

                            ------------------------

TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Digital River, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 27, 1999 at 3:30 p.m. local time at the Radisson Hotel, 35 South 7th Street, Minneapolis, Minnesota for the following purposes:

    1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

    2. To approve an amendment to the Company's 1998 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 950,000 shares.

    3. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for its fiscal year ending December 31, 1999.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 12, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                             [SIGNATURE]

                                          GREGORY R.L. SMITH
                                          SECRETARY

Eden Prairie, Minnesota
March 23, 1999

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. IF ELIGIBLE, YOU MAY VOTE OVER THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AS WELL AS BY MAILING A TRADITIONAL PROXY CARD. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              DIGITAL RIVER, INC.
                        9625 WEST 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Digital River, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 27, 1999 at 3:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Radisson Hotel, 35 South 7th Street, Minneapolis, Minnesota. The Company intends to mail this proxy statement and accompanying proxy card on or about March 23, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 12, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 12, 1999 the Company had outstanding and entitled to vote 19,697,330 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9625 West 76th Street, Suite 150, Eden Prairie, MN 55344, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "SEC") is November 24, 1999. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2000 Annual Meeting of Stockholders notifies the Company of such matter prior to February 7, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the "Board") shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board is presently composed of eight members. There are two directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

THOMAS F. MADISON

    Mr. Madison has served as a director of the Company since August 1996. Since January 1993 he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. Mr. Madison also serves on the Boards of Directors of Valmont Industries Inc., Eltrax Systems, Inc.,

Reliant Energy Minnegasco, a division of Reliant Energy, ACI Telecentrics, Span Link Communications and Delaware Group of Funds.

CHARLES E. REESE, JR.

    Mr. Reese has served as a director of the Company since July 1996. In August 1996, Mr. Reese joined Tech Squared, Inc. as President and Chief Operating Officer and has served as a director of Tech Squared since April 1996. In March 1999, Mr. Reese was also named Chief Executive Officer of Tech Squared. From April 1995 to August 1996, Mr. Reese served as Vice President of Sales and Marketing for the Weidt Group, Inc., a privately-held custom software development firm specializing in Internet Web site design and development. From July 1987 to April 1995, Mr. Reese served as Vice President of Sales at Lasermaster Corp., a manufacturer and seller of high-resolution plain paper typesetters, chemical-free image setters and large format color printers.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

TIMOTHY C. CHOATE

    Mr. Choate has served as a director of the Company since May 1998. Mr. Choate has been Chairman of FreeShop International, Inc. since its inception in June 1997 and has been President and Chief Executive Officer since March 1998. Mr. Choate co-founded Online Interactive, Inc., the original parent company of FreeShop International, Inc., in June 1994, and served as President, Chief Executive Officer and Chairman until February, 1997 and Chairman until July 1997. Mr. Choate served as a Vice President of Micro Warehouse, Inc. from July 1997, when it acquired Online Interactive, Inc., until February 1998. From February 1991 to May 1994, Mr. Choate held various positions at Softdisk Publishing, LLC, most recently as President. From February 1989 until February 1991, Mr. Choate was a Senior Marketing Manager at Prodigy Services Company.

WILLIAM LANSING

    Mr. Lansing has served as a director of the Company since November 1998. In May 1998, Mr. Lansing joined Fingerhut Companies, Inc. as President and Chief Operating Officer. From October 1996 to May 1998, Mr. Lansing served as Vice President for Business Development for General Electric Corporation. From January 1996 to October 1996, he was Chief Operating Officer at Prodigy, an online joint venture of IBM Corporation and Sears Roebuck and Co. From September 1986 to December 1995, Mr. Lansing was at McKinsey & Co. where he was a partner leading the consulting firm's Internet practice. Mr. Lansing began his career in 1984 at Davis Polk & Wardwell as a securities lawyer.

CHRISTOPHER J. SHARPLES

    Mr. Sharples has served as a director of the Company and Digital River Ltd., a wholly-owned subsidiary of the Company, since April 1998. Since 1973, Mr. Sharples has served as a director of GNI Ltd., a firm specializing in the derivatives market, which he co-founded in 1972. Since 1995, Mr. Sharples has been Chairman of Lombard Street Research, an economic research firm. From November 1996 to December 1998, Mr. Sharples served as Chairman of Datastream International Ltd., a supplier of on-line historical financial and economic information to investment professionals. From 1981 to December 1998 Mr. Sharples served as Chairman of ICV Ltd., a financial information company. Both Datastream International Ltd. and ICV Ltd. are subsidiaries of Primark Corporation, a information services company. From 1987 to 1995, Mr. Sharples was Chairman of the Association of Futures Brokers & Dealers and the Securities and Futures Authority, front line regulatory organizations designated under the laws of Great Britain.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

JOEL A. RONNING

    Mr. Ronning founded the Company in February 1994 and has been Chief Executive Officer and a director of the Company since that time. From February 1994 to July 1998, Mr. Ronning was also President of the Company. Since May 1995, Mr. Ronning has served as Chairman of the Board of Directors of Tech Squared, Inc., a direct catalog marketer of software and hardware products. From May 1995 to July 1998, Mr. Ronning served as Chief Executive Officer, Chief Financial Officer and Secretary of Tech Squared. From May 1995 to August 1996, Mr. Ronning also served as the President of Tech Squared. Mr. Ronning is the founder of MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, and has served as a director of MacUSA, Inc. since April 1990. From April 1990 to July 1998, Mr. Ronning also served as the Chief Executive Officer of MacUSA, Inc. Mr. Ronning also serves as a director of the Software Publishers Association and JASC, Inc.

PERRY W. STEINER

    Mr. Steiner joined the Company in July 1998 as President and has served as a director of the Company since April 1998. From January 1997 to July 1998, Mr. Steiner served as Vice President of Wasserstein Perella & Co., Inc., an investment banking firm, and as Vice President of Wasserstein Perella Ventures, Inc., the general partner of Wasserstein Adelson Ventures, L.P., a venture capital fund. From June 1993 to December 1996, Mr. Steiner was a principal of TCW Capital, a group of leveraged buyout funds managed by Trust Company of the West. Mr. Steiner serves as a director of Tech Squared, Inc.

J. PAUL THORIN

    Mr. Thorin has served as a director of the Company since June 1996. Since April 1996, Mr. Thorin has served as General Counsel of Fujitsu America Inc., a subsidiary of Fujitsu Limited and since June 1997 as its Vice President and General Counsel. From April 1990 to March 1996, Mr. Thorin held the position of Associate Corporate Counsel of Fujitsu America Inc.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1998 the Board held ten meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent accountants to be retained and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Choate, Madison and Thorin. It did not meet during the fiscal year.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Lansing, Madison and Thorin. It met four times during such fiscal year.

    During the fiscal year ended December 31, 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
                 APPROVAL OF 1998 STOCK OPTION PLAN, AS AMENDED

    In June 1998, the Board adopted, and the stockholders subsequently approved, the Company's 1998 Stock Option Plan ("Option Plan"), which is an amended, restated and retitled version of the Company's Amended and Restated 1994 Stock Option Plan. There are currently 2,333,333 shares of Common Stock reserved for issuance under the Option Plan.

    In February 1999, the Board amended the Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Option Plan from a total of 2,333,333 shares to a total of 3,283,333 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board and the Compensation Committee.

    As of February 1, 1999 options (net of canceled or expired options) covering an aggregate of 2,080,707 shares of the Company's Common Stock had been granted under the Option Plan and 252,626 shares of Common Stock (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Option Plan. During fiscal 1998, the Company granted to all current executive officers as a group options to purchase 1,282,500 shares at exercise prices ranging from $3.00 to $23.40 per share (including 605,882 shares granted outside the Option
Plan), to all current non-employee Directors as a group options to purchase 17,801 shares at exercise prices ranging from $3.00 to $12.50 per share, and to all employees (excluding current executive officers) as a group options to purchase 695,151 shares at exercise prices ranging from $3.00 to $23.40 per share.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Option Plan are outlined below:

GENERAL

    The Option Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of options.

PURPOSE

    The Board adopted the Option Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to attract and retain the services of persons with experience and ability and to associate the interests of such persons with those of the Company's stockholders. Employees, directors and consultants of the Company and its affiliates are eligible to participate in the Option Plan.

ADMINISTRATION

    The Board administers the Option Plan. Subject to the provisions of the Option Plan, the Board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of Common Stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

    The Board has the power to delegate administration of the Option Plan to a committee composed of two or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the Option Plan to the Compensation Committee. As used herein with respect to the Option Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

    The regulations under Section 162(m) require that the directors who serve as members of the committee must be "outside directors." The Option Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension option plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

    In addition to the authority to delegate described above, the Board, or a committee to which the Board has delegated the administration of the Option Plan, may delegate to a committee composed of one or more members of the Board who are not outside directors in accordance with Section 162(m) the authority to grant options to eligible recipients other than the Chief Executive Officer of the Company and the four other most highly compensated officers of the Company or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code. The Board, or a committee to whom the Board has delegated administration of the Option Plan, may also delegate to a committee composed of one or more members of the Board who are not non-employee directors in accordance with Rule 16b-3 of the Exchange Act the authority to grant options to eligible recipients who are not then subject to Section 16 of the Exchange Act.

ELIGIBILITY

    Incentive stock options may be granted under the Option Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive non-qualified stock options under the Option Plan.

    No incentive stock option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Option Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

    No employee may be granted options under the Option Plan exercisable for more than 333,333 shares of Common Stock during any calendar year (the "Section 162(m) Limitation").

STOCK SUBJECT TO THE OPTION PLAN

    Subject to the approval of this Proposal 2, an aggregate of 3,283,333 shares of Common Stock is reserved for issuance under the Option Plan. If options granted under the Option Plan expire or otherwise terminate for any reason without being exercised in full, the shares of Common Stock not acquired pursuant to such options again become available for issuance under the Option Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified options shall be determined by the Board and may be less than the fair market value on the date of grant. If options are granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information."

    The exercise price of options granted under the Option Plan must be paid either in cash at the time the option is exercised or, if specified in the option agreement, by delivery of other shares of Common Stock of the Company (which has been held for at least six months) or by a combination of cash and shares of Common Stock.

    OPTION EXERCISE. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board at the time of grant. Shares covered by currently outstanding options under the Option Plan typically vest at the rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter until fully vested during the optionholder's employment by, or service as a director or consultant for, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised and may also authorize modification of any outstanding option with the consent of the optionholder. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned Common Stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the Option Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Vested options under the Option Plan generally terminate at the time specified in the option agreement following termination of the optionholder's service, which may not exceed (a) three months if such termination is for any reason other than death, permanent and total disability (as defined in the Code) or "for cause" (as defined in the Option Plan) or (b) one year if such termination is due to death or permanent and total disability. If no time for termination is specified in the option agreement, then vested options shall automatically terminate (a) at the time of termination of the optionholder's service if such termination is for any reason other than death or permanent and total disability, (b) six months following the optionholder's death, or (c) 30 days following the optionholder's termination due to disability. In addition, vested options shall terminate immediately upon an optionholder's termination of service "for cause." In the case of an optionholder's death, an option may be exercised by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution.

    The option term generally is not extended in the event that exercise of the option within these periods is prohibited.

RESTRICTIONS ON TRANSFER

    The optionholder may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, only the optionholder or the optionholder's guardian or legal representative may exercise an option.

ADJUSTMENT PROVISIONS

    Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction, may change the class and number of shares of Common Stock subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Option Plan and the
Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Option Plan provides that, in the event of a sale of substantially all of the assets of the Company, specified types of merger or consolidation with or into any other entity or person in which the Company is not the continuing or surviving entity, or acquisition in which in excess of 50% of the Company's voting power is transferred ("change in control"), then any surviving corporation shall either assume options outstanding under the Option Plan or substitute similar options for those outstanding under the Option Plan (including an award to acquire the same consideration paid to stockholders in a change in control). If any surviving corporation declines to assume options outstanding under the Option Plan, or to substitute similar options (or awards), then, with respect to optionholders whose service has not terminated, the vesting and the time during which such options may be exercised will be accelerated in full and the options shall terminate if not exercised prior to such change in control. Notwithstanding the foregoing, if the Company and the other party involved in a change in control desire to account for such change in control as a "pooling of interests" transaction, then no such acceleration of vesting of options shall occur if the Company's and the other party's independent public accountants determine that such acceleration would preclude the use of "pooling of interests" accounting. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate on June 9, 2008.

    The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Option Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Option Plan in any other way if such modification requires stockholder approval in order to comply with

Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionholder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder's alternative minimum tax liability, if any.

    If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

    Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionholder's actual gain, if any, on the purchase and sale. The optionholder's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

    To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionholder or the Company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

    Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 1, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                   BENEFICIAL OWNERSHIP(1)
                                                             ------------------------------------
BENEFICIAL OWNER                                             NUMBER OF SHARES   PERCENT OF TOTAL
-----------------------------------------------------------  -----------------  -----------------
Joel A. Ronning (2)(3).....................................       3,321,841             16.81
  c/o Digital River, Inc.
  9625 West 76th Street
  Eden Prairie, Minnesota 55344

Tech Squared, Inc. (3).....................................       3,000,000             15.31
  5198 West 76th Street, Suite 220
  Edina, Minnesota 55439

Fujitsu Limited............................................       2,193,333             11.20
  1-1 Kamikodanaka 4-Chome
  Nakahara-Ku
  Kawasaki 211 Japan

Essex Investment Management Company........................       1,448,800              7.39
  125 High Street
  South Boston, Massachusetts 02110

Christopher J. Sharples (4)................................       1,170,178              5.94
  c/o GNI Ltd.
  25 Dowgate Hill
  London EC4R 2GN
  United Kingdom

Wasserstein Adelson Ventures, L.P. (5).....................       1,023,743              5.19
  31 West 52nd Street
  New York, New York 10019

Timothy C. Choate (6)......................................           6,090                 *

Draper M. Jaffray (7)......................................          33,733                 *

William Lansing (8)........................................          10,000                 *

Thomas F. Madison (9)......................................          93,532                 *

Charles E. Reese, Jr. (10).................................          12,420                 *

Perry W. Steiner (11)......................................         252,000              1.27

Robert E. Strawman.........................................           2,666                 *

J. Paul Thorin (12)........................................          17,800                 *

Kelly J. Wical (13)........................................          16,175                 *

All directors and executive officers as a group (13
  persons) (14)............................................       4,946,707             24.42

------------------------

  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 19,594,097 shares outstanding on February 1, 1999, adjusted as required by rules promulgated by the SEC.

 (2) Includes 171,666 shares Mr. Ronning has the right to acquire pursuant to options exercisable within 60 days of February 1, 1999.

 (3) Includes 3,000,000 shares MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, Inc. has the right to acquire from Mr. Ronning pursuant to a stock option agreement entered into between Mr. Ronning and MacUSA, Inc. in December 1995. During the term of the option, Mr. Ronning has agreed to vote such 3,000,000 shares at the discretion of MacUSA, Inc.

 (4) Includes 535,000, 10,843 and 524,335 shares registered in the name of Latour Trustees (Jersey) Limited, Latour Trustees (Jersey) Limited and Mark Henry Murray as Trustees of the Murray 1987 Settlement and Wilbro Nominees Limited, respectively. Of the 535,000 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, 35,000 of such shares are held by Mr. Sharples' wife. Of the 524,335 shares of Common Stock registered in the name of Wilbro Nominees Limited, 3,002 of such shares are held by Mr. Sharples' children. Also includes 100,000 shares Mr. Sharples has the right to acquire pursuant to a warrant exercisable within 60 days of February 1, 1999.

 (5) Includes 150,000 shares Wasserstein Adelson Ventures, L.P. has the right to acquire pursuant to warrants exercisable within 60 days of February 1, 1999.

 (6) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (7) Includes 32,067 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (8) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (9) Includes 55,200 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (10) Includes 12,420 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (11) Includes 111,500 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999, and 137,500 shares issuable to Mr. Steiner pursuant to an option which is exercisable upon the earlier of (i) the occurrence of certain events related to Mr. Steiner's relocation or
      (ii) on the third anniversary of his first day of employment.

 (12) Includes 13,800 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (13) Includes 12,667 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999.

 (14) Includes 566,592 shares issuable upon exercise of options exercisable within 60 days of February 1, 1999, and 100,000 shares subject to exercisable warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Lansing failed to file timely his initial report on Form 3.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. From time to time, certain non-employee directors of the Company have received grants of options to purchase shares of the Company's Common Stock. In June 1996, Mr. Thorin was granted an option to purchase 13,333 shares of the Company's Common Stock at an exercise price of $0.38 per share. In September 1996, Messrs. Madison and Reese were granted options to purchase 53,333 and 13,333 shares of the Company's Common Stock, respectively, each at an exercise price of $1.13 per share. In April 1998, Messrs. Madison, Reese and Thorin were granted options to purchase 1,867, 467 and 467 shares of the Company's Common Stock, respectively, each at an exercise price of $3.00 per share. In May 1998, Mr. Choate was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. In November 1998, Mr. Lansing was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.50 per share. The Company may compensate non-employee directors in the future for their attendance at Board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers receiving compensation in excess of $100,000 in fiscal year 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                           ANNUAL COMPENSATION                 -------------
                                             ------------------------------------------------   SECURITIES
                                                                            OTHER ANNUAL        UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY ($)    BONUS ($)      COMPENSATION ($)      OPTIONS (#)    COMPENSATION ($)(1)
--------------------------------  ---------  ----------  -------------  ---------------------  -------------  ---------------------
Joel A. Ronning.................       1998  $  171,875  $  225,000(2)               --            433,333              1,000
  Chief Executive Officer              1997     140,000             --               --                 --              1,000

Perry W. Steiner................       1998      63,718     100,000(3)               --            550,000                 --
  President                            1997          --             --               --                 --                 --

Kelly J. Wical..................       1998     110,000      35,000(3)               --             41,667                 --
  Chief Technology Officer             1997      63,814      35,000(4)               --            106,667                 --

Draper M. Jaffray...............       1998     120,000      50,000(5)               --             10,000                 --
  Vice President of Business           1997     120,000             --               --             80,267                 --
  Development

Robert E. Strawman..............       1998      76,846      25,000(3)               --             90,000                 --
  Chief Financial Officer and          1997          --             --               --                 --                 --
  Treasurer

------------------------

(1) Represents insurance premiums paid by the Company with respect to insurance for the benefit of the Named Executive Officer's family.

(2) Includes $112,500 paid in February 1999 for performance in 1998.

(3) Paid in February 1999 for performance in 1998.

(4) Paid in March 1998 for performance in 1997.

(5) Includes $25,000 paid in February 1999 for performance in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows for the fiscal year ended December 31, 1998, certain information regarding options granted to the Named Executive Officers:

                                    INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
                            ---------------------------------                                   VALUE AT ASSUMED
                              NUMBER OF                                                      ANNUAL RATES OF STOCK
                              SECURITIES       % OF TOTAL                                    PRICE APPRECIATION FOR
                              UNDERLYING     OPTIONS GRANTED                                     OPTION TERM(4)
                               OPTIONS       TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ----------------------
NAME                        GRANTED (#)(1)   FISCAL YEAR(2)       ($/SH)(3)        DATE        5% ($)     10% ($)
--------------------------  --------------  -----------------  ---------------  -----------  ----------  ----------
Joel A. Ronning...........       433,333            21.72%             3.00         5/7/03      359,166     793,662

Perry W. Steiner..........       550,000            27.56              8.50        7/30/08    2,945,250   7,433,250

Kelly J. Wical............        26,667             1.34              3.00        4/20/08       50,401     127,202
                                  15,000              .75             23.40       12/14/08      221,130     558,090

Draper M. Jaffray.........        10,000              .50             23.40       12/14/08      147,420     372,060

Robert E. Strawman........        80,000             4.01              3.00        4/27/08      151,200     381,600
                                  10,000              .50             23.40       12/14/08      147,420     372,060

------------------------

(1) Stock options generally become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter and expire ten years from the date of grant, or earlier upon termination of employment. Mr. Ronning's stock option becomes exercisable at a rate of 25% on the date of grant and 18.75% annually thereafter and expires five years from the date of grant. Mr. Steiner's stock option vests 137,500 shares on his first date of employment and options to purchase an additional 137,500 shares vest on the third anniversary of his date of employment; provided, however, that the vesting of such options will accelerate if certain events occur related to his relocation. Of the remaining options granted to Mr. Steiner, options to purchase 91,666 shares will vest on the first anniversary of his hire date, options to purchase 91,667 shares will vest on the second anniversary of his hire date and options to purchase 91,667 shares will vest on the third anniversary of his hire date. The option expires ten years from the date of grant.

(2) Based on options to purchase 1,995,452 shares of the Company's Common Stock granted in fiscal year ended December 31, 1998.

(3) All options were granted at the fair market value of the Company's Common Stock on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    This table discloses the aggregate dollar value realized upon exercise of stock options in the last fiscal year by the Named Executive Officers. For each Named Executive Officer, the table also includes the total number of unexercised options and the aggregate dollar value of in-the-money unexercised options held at the end of the last completed fiscal year, separately identifying the exercisable and unexercisable options.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                  OPTIONS AT           IN-THE- MONEY OPTIONS AT
                                 SHARES                       DECEMBER 31, 1998          DECEMBER 31, 1998 (2)
                                ACQUIRED       VALUE      --------------------------  ---------------------------
                               ON EXERCISE    REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
NAME                               (#)        ($) (1)         (#)           (#)           ($)            ($)
-----------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Joel A. Ronning..............     150,000   $  3,225,000     171,666        325,000   $  5,929,144  $  10,562,500
Perry W. Steiner.............      23,000        381,000     114,500        412,500      3,091,500     11,137,500
Kelly J. Wical...............      14,000        305,375      12,667        111,668        428,303      2,705,000
Draper M. Jaffray............       8,000        179,000      32,067         50,200      1,102,265      1,502,763
Robert E. Strawman...........          --             --          --         90,000             --      2,721,000

------------------------

 (1) The value realized is based on the fair market value of the Company's Common Stock on date of exercise minus the exercise price.

 (2) The valuations are based on the fair market value of the Company's Common Stock on December 31, 1998 of $35.50 minus the exercise price of the options.

                             EMPLOYMENT AGREEMENTS

    In May 1998, the Company entered into an employment and non-competition agreement (the "Employment Agreement") with Joel A. Ronning, the Company's Chief Executive Officer. The term of the Employment Agreement is for a period of two years (the "Expiration Date") with automatic one-year renewals if not terminated prior to the Expiration Date (as extended in connection with any renewed term). Mr. Ronning's compensation pursuant to the Employment Agreement consists of a base salary of $225,000. In addition, in 1998, Mr. Ronning received a bonus consisting of 50% of his base salary upon the successful completion of the Company's initial public offering and in February 1999, Mr. Ronning received an additional bonus equal to 50% of his base salary in recognition of the Company's successful achievement of certain revenue milestones in 1998. Future annual bonuses will be determined at the discretion of the Board. In the event of Mr. Ronning's termination under certain circumstances, including termination upon a change in control of the Company, he will be entitled to termination payments equal to his base salary at the time of termination plus a weighted three year average of his annual bonus amount. In the event of a change of control, any unvested and unexercised stock options held by Mr. Ronning will immediately vest and become exercisable. Mr. Ronning has also agreed not to compete with the Company, for a period of twelve months following termination under certain circumstances, in countries or territories where the Company conducts business.

    In July 1998, the Company entered into an employment agreement with Perry Steiner, the Company's President. Mr. Steiner's compensation pursuant to his employment agreement consists of base salary of $200,000. In addition, Mr. Steiner was paid a bonus equal to 50% of his base salary pursuant to the terms of his employment agreement. Future annual bonuses will be determined at the discretion of the Board. Mr. Steiner also was granted options to purchase 550,000 shares of the Company's Common Stock at an exercise price equal to $8.50 per share. Options to purchase 137,500 shares of Common Stock vested on Mr. Steiner's first day of employment with the Company and options to purchase an additional 137,500 shares of Common Stock will vest on the third anniversary of Mr. Steiner's date of employment; provided that vesting of such options will accelerate if certain events occur related to Mr. Steiner's relocation. Of the remaining options, options to purchase 91,666 shares of Common stock will vest on the first anniversary of Mr. Steiner's hire date, options to purchase 91,667 shares of Common Stock will vest on the second anniversary of his hire date and options to purchase 91,667 shares of Common Stock will vest on the third anniversary of his hire date. In the event of a change of control, as defined in his employment agreement, any unvested stock options granted to Mr. Steiner in connection with his employment agreement (except, in the case of a change of control that occurs after April 1, 1999 for any options that have failed to vest by April 1, 1999 as a result of a failure to relocate as described above) will immediately vest and become exercisable. If Mr. Steiner is terminated involuntarily other than for cause, he will be entitled to receive upon execution of a one year noncompete agreement (i) salary continuation payments, at his monthly base salary rate, for a period of twelve months after his date of termination, (ii) acceleration of vesting for the next increment of outstanding options that have not vested and (iii) a bonus for the year in which termination occurred. If Mr. Steiner terminates his employment voluntarily, the Company has the right to require Mr. Steiner to execute a noncompete agreement effective for a period of one year from the date of termination. If the Company exercises this option, Mr. Steiner will receive salary continuation payments, at his monthly base salary rate, for a period of six months after his date of termination, if termination occurs in his first year of employment, or for a period of twelve months after his date of termination, if termination occurs subsequent to the first anniversary of his hire date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to April 1998, the Company did not have a Compensation Committee, and the entire Board participated in all compensation decisions, except that Mr. Ronning did not participate in decisions relating to his compensation. In April 1998, the Board formed the Compensation Committee to review and recommend to the Board the compensation and benefits for the Company's executive officers and administer the Company's Option Plan. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION (1)

INTRODUCTION

    The Company's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee directors.

PHILOSOPHY

    The Committee has implemented compensation policies, plans and programs which seek to enhance stockholder value by aligning the financial interests of the executive officers with those of its stockholders. Annual base salaries are generally set at market-based competitive median levels. The Company relies on annual incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate performance. The plans are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure they meet the current strategies and needs of the business.

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION PLANS

    The Company's executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

    BASE SALARY. Base salary is targeted at the median level for emerging Internet companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

    The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's Chief Executive Officer based on publicly available information on organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

    The Committee increased the Chief Executive Officer's salary in August 1998 to the current level of $225,000 per year. The salary increase reflected the Committee's desire to adjust Mr. Ronning's salary to a competitive level, as well as reward Mr. Ronning for his performance in bringing the Company out of its development stage and in completing its initial public offering.

    ANNUAL INCENTIVES. The Company's short-term incentives are paid pursuant to annual bonus plans agreed to by the Committee and the executive at the beginning of the year. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing revenues and margins, and prudent management of the expenses of the business. Accordingly, the bonus plan for 1998 was based on achieving certain revenue levels and taking the Company public. The bonus of $225,000 paid to the Chief Executive Officer for 1998 was based on the pre-established performance goals as described.

    EQUITY INCENTIVES. Long-term equity incentives are provided through grants of stock options to executive officers and other key employees pursuant to the Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term stockholder value. Stock options are granted at fair market value and have value only if the Company's stock price increases. Stock options generally become exercisable at a rate of 25% beginning on the first anniversary of the vesting commencement date and 25% annually thereafter. The Committee believes this element of the total compensation program directly links the participant's interests with those of the stockholders and the long-term performance of the Company.

    The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The table on page 12 reflects the ownership position of the directors and executive officers at February 1, 1999. Outstanding performance by an individual executive officer is recognized through larger option grants.

    The Committee has delegated authority for granting certain options to a Stock Option Committee made up of the Company's Chief Executive Officer and President. All options granted by the Stock Option Committee require ratification by the Board of Directors. The Compensation Committee retains the authority to approve option grants to executive officers and directors of the Company.

    Out of a total of 1,995,452 options granted in 1998, executive officers of the Company received grants for 1,282,500 shares, or approximately 64% of the total options granted in 1998. The Chief Executive Officer was granted an option in May 1998 to acquire 433,333 shares. The number of shares awarded in the 1998 grant recognizes the consistently improved performance of the Company's business since 1996 under

Mr. Ronning's leadership and is further incentive for Mr. Ronning to remain with the Company through the option's vesting term of four years.

    The Committee believes that the programs described above provide compensation that is competitive with comparable emerging Internet companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

                                          COMPENSATION COMMITTEE
                                          Thomas F. Madison, Chairman
                                          J. Paul Thorin
                                          William Lansing

                     PERFORMANCE MEASUREMENT COMPARISON (1)

    The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on August 11, 1998 (the date the Company's Common Stock began trading on the Nasdaq National Market), September 30, 1998 and December 31, 1998 in (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index"), (ii) the Hambrecht & Quist ("H&Q") Technology Index, and (iii) the Company's Common Stock. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of full amount of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS     DIGITAL RIVER, INC.       NASDAQ STOCK MARKET (U.S.)          HAMBRECHT & QUIST TECHNOLOGY
8/11/98                         100                               100                                      100
9/30/98                         103                                96                                       93
12/31/98                        418                               124                                      132

------------------------

(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

    TRANSACTIONS WITH TECH SQUARED, INC.

    Joel A. Ronning is currently the Chairman of the Board of Directors of Tech Squared, Inc. and owns approximately 46% of Tech Squared's outstanding Common Stock as of December 31, 1998. In December 1995, Mr. Ronning issued an option to MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, Inc. to purchase 3,200,000 shares of the Company's Common Stock held by him for $1.00. The option is not transferable and is exercisable at any time through December 31, 2000. In December 1998, MacUSA, Inc. exercised part of the option to purchase 200,000 shares which it subsequently sold in December 1998. During the term of the option, Mr. Ronning has agreed to vote the remaining 3,000,000 shares as directed by the Board of Directors of MacUSA, Inc. In addition, MacUSA, Inc. has agreed to reimburse Mr. Ronning for any tax liability that he may incur in connection with the transfer of the option or the shares of Digital River stock issuable upon exercise thereunder. If MacUSA, Inc. exercises its remaining option to purchase Mr. Ronning's interest in Digital River, it will own approximately 15.4% of the outstanding capital stock of the Company as of December 31, 1998. In addition, some of Mr. Ronning's time is spent fulfilling his duties as Chairman of the Board of Directors of Tech Squared, Inc.

    Mr. Reese, a director of the Company, is also President and Chief Executive Officer and a director of Tech Squared, Inc.

    In fiscal 1998, Tech Squared, Inc. provided office and warehouse space and certain administrative, financial and software product fulfillment services for the Company. Charges for these services totaled approximately $453,000 for fiscal 1998.

    TRANSACTIONS WITH FUJITSU LIMITED

    Fujitsu Limited ("Fujitsu"), which owns 11.2% of the outstanding capital stock of the Company as of December 31, 1998, purchased 2,133,333 shares of Common Stock for $800,000 pursuant to a Stock Purchase Agreement between the Company and Fujitsu, dated August 1994 (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement and related agreements, Fujitsu obtained certain rights and guarantees including, but not limited to the following: a security interest in the Company's Common Stock held by Mr. Ronning; covenants requiring Fujitsu's approval for certain major business transactions and decisions; registration rights; right of first refusal on future equity offerings of the Company; right to designate two members of the Company's Board of Directors; a right of first refusal or an option to purchase the Company's technology in the event of a bona fide third party offer or change in control, respectively; and a perpetual, exclusive and royalty-free license to use, develop, market and distribute certain encryption technologies, unrelated to the current encryption technologies utilized by the Company relating to electronic software delivery, in the Asia-pacific region. Prior to the Modification Agreement (as defined below), the covenants requiring Fujitsu's approvals for certain major business transactions and decisions were to terminate in August 2001 and substantially all other rights, with the exception of the registration rights and technology license, were to terminate following an initial public offering or change in control.

    In December 1997, Fujitsu and the Company entered into the Fujitsu Modification Agreement (the "Modification Agreement") pursuant to which, in exchange for receiving 60,000 shares of Common Stock, Fujitsu agreed to relinquish its rights under the Stock Purchase Agreement (the "Prior Rights") except for the right to (i) designate, provided that Fujitsu's ownership percentage in the Company is not less than 10% and the Company has not initiated a public offering, one member to the Company's Board of Directors, (ii) retain its prior registration rights and (iii) retain a perpetual, exclusive and royalty-free license to use, develop, market and distribute certain encryption technologies, unrelated to the current encryption technologies utilized by the Company relating to electronic software delivery, in the Asia-Pacific region. In addition, pursuant to the terms of the Modification Agreement, the Company and Mr. Ronning agreed to execute and deliver a non-competition agreement.

    Mr. Thorin, a director of the Company, is also Vice President and General Counsel of Fujitsu America, Inc., a subsidiary of Fujitsu.

    TRANSACTIONS WITH CHRISTOPHER J. SHARPLES

    Christopher J. Sharples, a director and stockholder of the Company, has purchased, in the aggregate, 1,234,666 shares of Common Stock for an aggregate purchase price of $3,704,000 or $3.00 per share. Mr. Sharples subsequently sold 155,823 shares of Common Stock in December 1998. In addition, in February 1998, Mr. Sharples and another stockholder (the "Sharples Team") entered into a preliminary agreement with the Company (the "International Agreement") whereby the Sharples Team will help establish and oversee the international operations of the Company, to be based in the United Kingdom, for a term of three years. As consideration for their services, Mr. Sharples and the other stockholder each received a warrant issuable for 100,000 shares of Common Stock, at a purchase price of $3.00 per share. The International Agreement also requires the Company to designate Mr. Sharples as a member of the Company's Board of Directors.

    TRANSACTIONS WITH WASSERSTEIN ADELSON VENTURES, L.P.

    In April 1998, Wasserstein Adelson Ventures, L.P. ("Wasserstein") purchased 1,500,000 shares of Series A Preferred Stock from the Company at a purchase price of $2.00 per share (which converted into 1,000,000 shares of Common Stock upon consummation of the Company's initial public offering). Wasserstein subsequently sold 126,257 shares of Common Stock in December 1998. In connection with the purchase of the Series A Preferred Stock, the Company issued to Wasserstein a warrant to purchase 50,000 shares of Common Stock at $3.00 per share. The Warrant can be exercised immediately and expires in April 2003.

    In connection with certain advisory services provided by Wasserstein to the Company, the Company issued to Wasserstein a conditional warrant (the "Conditional Warrant") that became exercisable as of the date of the Company's initial public offering and expires on the fifth anniversary of the initial public offering. The Conditional Warrant represents the right to purchase 100,000 shares of Common Stock at $3.00 per share.

    Each of the above warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances including stock dividends, stock splits, reorganizations, reclassifications and consolidations. Wasserstein is also entitled to certain rights with respect to the registration of such shares underlying the warrants under the Securities Act.

    From January 1997 to July 1998, Mr. Steiner, the President and a director of the Company, served as Vice President of Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc., the general partner of Wasserstein.

                                 OTHER MATTERS

OTHER BUSINESS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

    A copy of the 1998 Annual Report to Stockholders accompanies this Proxy Statement. The Company's annual report on Form 10-K for the year ended December 31, 1998, as filed with the SEC, is available at no charge to stockholders upon written request to the Company at its business address. Copies may also be obtained without charge through the SEC's World Wide Web site at http://www.sec.gov.

                                          By Order of the Board of Directors

                                             [SIGNATURE]

                                          GREGORY R.L. SMITH
                                          SECRETARY

March 23, 1999

                                                            --------------------
                                                            COMPANY #
THERE ARE TWO WAYS TO VOTE YOUR PROXY                       CONTROL #
                                                            --------------------

YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY INTERNET -- http://www.eproxy.com/driv/ -- QUICK *** EASY *** IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above in the upper right hand corner to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Digital River, Inc., c/o Shareowner Services-SM-, P.O. Box 64873, St. Paul, MN 55164-0873.





          IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                              PLEASE DETACH HERE



                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

1.  Election of directors:  01 Thomas F. Madison  02 Charles E. Reese Jr.   / / Vote FOR       / / Vote WITHHELD
                                                                                all nominees       from all nominees
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     ------------------------------------
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)    |                                  |
                                                                            ------------------------------------
2.  Approval of 1998 Stock Option Plan, As Amended                          / / For    / / Against   / / Abstain

3.  Ratification of Selection of Independent Accountants                    / / For    / / Against   / / Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR
EACH PROPOSAL.

Address Change? Mark Box / /
Indicate changes below:
                                                                            Dated: _______________________, 1999

                                                                            ------------------------------------
                                                                            |                                  |
                                                                            |                                  |
                                                                            ------------------------------------
                                                                            Signature(s) in Box
                                                                            Please sign exactly as your name(s)
                                                                            appear on Proxy. If held in joint
                                                                            tenancy, all persons must sign.
                                                                            Trustees, administrators, etc.,
                                                                            should include title and authority.
                                                                            Corporations should provide full name
                                                                            of corporation and title of authorized
                                                                            officer signing the proxy.

                                                        DIGITAL RIVER, INC.

                                                  ANNUAL MEETING OF STOCKHOLDERS

                                                     TUESDAY, APRIL 27, 1999
                                                             3:30 PM

                                                          RADISSON HOTEL
                                                       35 SOUTH 7TH STREET
                                                         MINNEAPOLIS, MN










     DIGITAL RIVER, INC.
     9625 W 76TH ST. SUITE 150 EDEN PRAIRIE, MN 55344                      PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 27, 1999.

The shares of stock you hold in your account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

By signing the proxy, you revoke all prior proxies and appoint Joel A. Ronning, and Perry W. Steiner, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.





                    SEE REVERSE FOR VOTING INSTRUCTIONS